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    FOR IMMEDIATE RELEASE

Yahoo! Announces 2-For-1 Stock Split

    SANTA CLARA, Calif.—Jan. 11, 2000—Yahoo! Inc. (NASDAQ: YHOO) today announced that its Board of Directors has approved a 2-for-1 common stock split. Shareholders on the record date of Jan. 20, 2000 will be entitled to one additional share for every share they own on that date. New shares will be issued by the company's transfer agent, Boston EquiServe LP, on Feb. 11, 2000. The date on which the split shares will be reflected on NASDAQ trading prices is Feb. 14, 2000. Yahoo!, a Delaware Corporation, will effect the stock split in the form of a stock dividend.

    More information about Yahoo!'s common stock split can be found at:
http://www.yahoo.com/info/investor/split_faq.html

About Yahoo!

    Yahoo! Inc. is a global Internet communications, commerce and media company that offers a comprehensive branded network of services to 120 million users each month worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. The company also provides online business services designed to enhance Yahoo!'s clients' Web services, including audio and video streaming, store hosting and management, and Web site tools and services. The company's global Web network includes 21 World properties. Yahoo! has offices in Europe, the Asia Pacific, Latin America, Canada and the United States, and is headquartered in Santa Clara, Calif.

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    Yahoo! and the Yahoo! logo are registered trademarks of Yahoo! Inc.
All other names are trademarks and/or registered trademarks of their respective owners.

Contacts:

Gary Valenzuela
Senior Vice President, Finance & Administration and
 Chief Financial Officer
Yahoo! Inc.
(408) 731-3350
investor_relations@yahoo-inc.com

Diane Hunt
Senior Director, Corporate Communications
Yahoo! Inc.
(408) 731-3441
diane@yahoo-inc.com

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Yahoo! Announces 2-For-1 Stock Split